UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 18, 2015

Date of Report (Date of earliest event reported)

SILVER SPRING NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35828	43-1966972
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Broadway Street, Redwood City, CA 94063

(Address of principal executive offices) (Zip Code)

(650) 839-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 18, 2015, Silver Spring Networks, Inc. (the “Company”), entered into a senior secured credit facilities credit agreement (“Credit Facility”) with Silicon Valley Bank (“SVB”), as administrative agent and a lender, and HSBC Bank USA, National Association (“HSBC”), as a lender. The Credit Facility provides for a revolving loan facility to the Company in an aggregate amount not to exceed $75.0 million, with an available letter of credit sub-facility in the aggregate amount of $75.0 million and an available swingline sub-facility in the aggregate amount of $5.0 million. The revolving loans and any swingline loans made pursuant to the Credit Facility bear interest at a rate per annum equal to (i) the higher of (a) the prime rate in effect on such day, and (b) the federal funds effective rate plus 0.5%, but in any case at a minimum rate of 0.0% per annum, plus (ii) 0.75%, and mature in December 2017. The Company is also required to pay an annual commitment fee on the average daily unused portion of the facility. To the extent there are letters of credit outstanding under the letter of credit sub-facility, the Company will pay letter of credit fees plus a fronting fee and additional charges. Letters of credit drawn down but not reimbursed by the Company within the specified time after its receipt of notice of draw down will accrue interest at the interest rate applicable to the revolving loans plus 2.00% per annum until reimbursed or unless the reimbursement amounts are converted into revolving loans.

The Company’s obligations under the Credit Facility are secured by a security interest in substantially all of the assets of the Company (excluding intellectual property assets) and any domestic subsidiaries, subject to certain customary exceptions.

The Company also has the option to prepay its borrowings under the Credit Facility without penalty prior to maturity. The Credit Facility contains customary representations and warranties and affirmative and negative covenants. Among other negative covenants, the Company must comply with certain financial covenants, including maintaining a minimum adjusted quick ratio or in certain events a minimum consolidated adjusted EBITDA, as such terms are defined and set forth in the Credit Facility.

The Credit Facility contains customary events of default, including, among others: non-payment of principal, interest or other amounts when due; inaccuracy of representations and warranties; violation of covenants; cross-defaults with certain other indebtedness; certain undischarged judgments; bankruptcy, insolvency or inability to pay debts; and a change of control of the Company. Upon the occurrence and during the continuance of an event of default, the lenders may terminate the commitments under the Credit Facility and declare the loans and all other obligations under the Credit Facility immediately due and payable.

As of December 18, 2015, the Company had no outstanding borrowings under the Credit Facility.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Facility, which the Company expects to file with the Company’s Annual Report on Form 10-K for the period ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER SPRING NETWORKS, INC.

Date: December 23, 2015	By:	/s/ James P. Burns
	Name:	James P. Burns
	Title:	Executive Vice President and Chief Financial Officer